Exhibit 99.1
INSTRUCTIONS AS TO USE OF
HAMPTON ROADS BANKSHARES, INC.
RIGHTS CERTIFICATES
CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER
AS TO ANY QUESTIONS
     The following instructions relate to a rights offering (the “Rights Offering”) by Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), to the holders of record (the “Recordholders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Company prospectus dated             , 2010 (the “Prospectus”). Recordholders of Common Stock as of 5:00 p.m., Eastern Time, on September 29, 2010 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). In the Rights Offering, the Company is offering an aggregate of 100,000,000 Underlying Shares.
     Each Recordholder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., Eastern Time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on             , 2010, unless extended (as it may be extended, the “Expiration Time”). Each Right allows the holder thereof to subscribe for 2.2698 shares of Common Stock (the “Basic Subscription Right”) at the cash price of $0.40 per full share (the “Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of the Record Date, it would receive 100 Rights and would have the right to purchase 226.98 shares of Common Stock (rounded down to 226 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.
     If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Right, the holder may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”). If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock pro rata among the shareholders exercising the Over-Subscription Privilege in proportion to the number of shares of Common Stock owned by such shareholder as of 5:00 p.m., Eastern Time, on the Record Date, relative to the number of shares owned on the Record Date by all shareholders exercising the Over-Subscription Privilege.
     Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Right and its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares purchased pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock desired by the Recordholder, assuming that no shareholders other than such Recordholder purchased any shares of Common Stock pursuant to their Basic Subscription Right.

     Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Right and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.
     The Company will not be required to issue shares of our Common Stock to you if Registrar and Transfer Company, as Subscription Agent, does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents. The Company may extend the Expiration Time for any reason by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If the Company elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Time. The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”).
     The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights, including any pursuant to the Over-Subscription Privilege, by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.
     YOUR RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A RECORDHOLDER HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.
1. Method of Subscription—Exercise of Rights
     To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Right plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for (a) by an uncertified check drawn upon a U.S. bank payable to the “Registrar and Transfer Company as rights offering agent for Hampton Roads Bankshares, Inc.”, or (b) by wire transfer of immediately available funds, to the following account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering (the “Subscription Account”):
ABA No. 031-201-360, further credit to Account No. 276-053-5977 at TD Bank, 6000 Atrium Way, Mt. Laurel, New Jersey, 08054, with an account name of “Registrar and Transfer Company as rights agent for the Hampton Roads Bankshares, Inc.” Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.
     Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date.
     The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:
By Mail, Hand or Overnight Courier:
Registrar and Transfer Company
10 Commerce Drive Cranford, NJ 07016
Attn. Reorg/Exchange Department
Telephone Number for Confirmation:
(800) 368-5948 (toll free)
Telephone Number for Information:
(800) 368-5948 (toll free)
Email Address for Information:
info@rtco.com
Delivery to an address other than those above does not constitute valid delivery.
     By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.
     If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Right in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of Common Stock with your over-payment. If we do not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Subscription Agent will be returned to you, without interest or penalty, as soon as practicable.
     Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.
     The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights. See “The Rights Offering — Subscription Rights — Over-Subscription Privilege” in the Prospectus for more information on how the over-subscription shares will be allocated.
•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it, as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

•	To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Over-Subscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege.

2. Issuance of Common Stock
     The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary on your Rights Certificate.
     (a) Basic Subscription Right. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will mail to each exercising Recordholder certificates or DRS book entry transaction notices representing shares of Common Stock purchased pursuant to the Basic Subscription Right.
     (b) Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Recordholder that validly exercises the Over-Subscription Privilege certificates or DRS book entry transaction notices representing the number of shares of Common Stock, if any, allocated to such Recordholder pursuant to the Over-Subscription Privilege.
     (c) Excess Cash Payments. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price the Subscription Agent will be mailed to each Recordholder, without interest or penalty.
3. Sale or Transfer of Rights
     The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Rights to anyone.
4. Execution
     (a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act. The signature of the person purporting to act as the registered holder’s representative or fiduciary must be Medallion Signature Guaranteed.
     (b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate the signature of such person must be Medallion Signature Guaranteed and proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

     (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment, delivery instructions or are signing the Rights Certificate as a representative or fiduciary of the registered holder.
5. Method of Delivery
     The method of delivery of Rights Certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the Rights Offering expires.
6. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company
     In the case of Rights that are held of record through the Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights subscribed for pursuant to the Basic Subscription Right and the number of Unsubscribed Shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege.